EXHIBIT 3.1


                            ARTICLES OF INCORPORATION

                                       OF

                               GLEN BURNIE BANCORP

THIS IS TO CERTIFY:

         ARTICLE ONE: I, the undersigned, Henry L. Hein, whose post office address is 101 Crain Highway, SE, Glen Burnie, Maryland 21061, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

         ARTICLE TWO: The name of the Corporation which is hereinafter called The Corporation is:

                               GLEN BURNIE BANCORP

         ARTICLE THREE: The purposes for which the Corporation is formed are as follows:

                  (a) To engage in the business of a bank holding company, as allowed under applicable Federal Statutes and the rules and regulations of the Federal Reserve Board.

                  (b) To acquire, hold, own, sell, assign, exchange, transfer or otherwise dispose of or deal in and with any of the shares of capital stock and other securities and interest issued or created by any banking institution or association organized under the laws of the United States of America, any state, other political subdivision or any foreign government, or any other firm or corporation to the extent permitted by applicable laws or regulations.

                  (c) To do any acts necessary or advisable for their preservation, protection, improvement and enhancement in value.

                  (d) To do anything permitted by Section 2-103 of the Corporations and Associations Articles of the Annotated Code of Maryland as amended from time to time.


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         ARTICLE FOUR:  The post office address of the principal office of
The Corporation in this State is:

                              101 Crain Highway, SE
                              Glen Burnie, MD 21061

         The name and post office address of the resident agent of The Corporation in this State is:

                                  Henry L. Hein
                              101 Crain Highway, SE
                              Glen Burnie, MD 21061

         ARTICLE FIVE: The total number of shares of capital stock which The Corporation has authority to issue is five million (5,000,000) with a par value of Ten Dollars ($10.00) per share. The total par value of the shares shall be Fifty Million Dollars ($50,000,000.00).

         ARTICLE SIX: The number of directors of the Corporation shall not be less than five (5) nor more than thirty (30), the exact number of directors to be fixed from time to time in the manner provided in the By-Laws.

                       The names of the directors who shall act until the first annual meeting or until their successors are duly elected and qualify are: Theodore L. Bertier, Jr., Jan W. Clark, F. Ward DeGrange, Sr., John E. DeGrange, Sr., John E. Demyan, Louis J. Doetsch, F. Pall Dorr, Jr., Carl. L. Hein, Jr., Henry L. Hein, Frederick W. Kuethe, III, Murray D. O'Malley, William A. Pumphrey, Jr., Edward M. Webster, Katherine P. Wellford.

         ARTICLE SEVEN: The affirmative vote of the holders of not less than 80% of the outstanding shares of stock of The Corporation entitled to vote shall be required for the approval or authorization with respect to the following:

                  (a)  The amendment of Articles of Incorporation.

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                  (b)  The consolidation of the Corporation with one or more corporations to form a new consolidated corporation.

                  (c) The merger of the Corporation with another corporation or the merger of one or more corporations into The Corporation.

                  (d) The sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of The Corporation, including its good will.

                  (e) The participation of The Corporation in a share-exchange (as defined in the Corporation & Associations Article of the Annotated Code of Maryland, the stock of which is to be acquired.

                  (f) The voluntary liquidation, dissolution or winding up of The Corporation.

         ARTICLE EIGHT:

                  (a) As used in this Article any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, (the "indemnification section") as amended from time to time, shall have the same meaning as provided in the "indemnification section".

                  (b) The Corporation shall indemnify a present or former director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the indemnification section.

                  (c) With respect to any corporate representative other than a present or former director, the Corporation may indemnify such corporate representative in connection with a proceeding to the fullest extent permitted by and in accordance with the indemnification section; provided, however, that to the extent a corporate representative other than a present or former director or officer successfully defends on the

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merits or otherwise, any proceeding referred to in Subsection (b) or (c) of the indemnification section or any claim, issue or matter raised in such proceeding, the corporation shall not indemnify such corporate representative other than a present or former director of officer of the indemnification section, unless until it shall have been determined and authorized in specific case by (a) an affirmative vote at a duly constituted meeting at a majority of the Board of Directors who were not parties to the proceeding or (b) an affirmative vote, at a duly constituted meeting of a majority of all the votes cast by stockholders who were not parties to the proceedings, an indemnification of such corporate representative other than a present or former director of officer is proper in the circumstances.

         ARTICLE NINE:  The duration of the corporation shall be perpetual.

         IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 20th day of December, 1990.

[/s/ Barbara Elswick]                           [/s/ Henry L. Hein] (SEAL)
---------------------                           --------------------------
Witness                                         HENRY L. HEIN


STATE OF MARYLAND, COUNTY OF ANNE ARUNDEL, to wit:

         I HEREBY CERTIFY, that on this 20th day of December, 1990, before me, the Subscriber, a Notary Public, in and for the State and County aforesaid, personally appeared HENRY L. HEIN and he made oath in due form of law that the foregoing Articles of Incorporation to be his act.

         AS WITNESS my hand and Notarial Seal.

                                                [/s/ Barbara Elswick]
                                                ----------------------------
                                                Notary Public

My Commission Expires: 8/1/92


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